Exhibit 99.1

DPW Holdings’ Gresham Worldwide Global Defense Business Acquires Relec Electronics Ltd in the UK

Newport Beach, CA, November 30, 2020 -- DPW Holdings, Inc. (NYSE American: DPW) a diversified holding company (“DPW,” or the “Company”) announced that its global defense business, Gresham Worldwide, Inc. (“Gresham Worldwide”), has acquired Relec Electronics Ltd. (“Relec”), based in England. The transaction was structured as a stock purchase under which Gresham Worldwide paid approximately $4,000,000 with additional contingent cash payments up to approximately $665,000 based on Relec’s future financial performance. The transaction closed today.

Relec, established in 1978, is an English supplier of power conversion and display technology products in the industrial, rail transportation and emerging electronic markets. Gresham Worldwide’s English subsidiary, Gresham Power Electronics, has been designing and manufacturing highly reliable power electronics for naval and industrial markets for more than fifty years. The acquisition of Relec enhances Gresham Worldwide’s presence in the U.K. and Europe and considerably broadens its product portfolio, including high-quality power conversion and display product offerings. This strategic business combination provides Relec opportunities to offer value-added services to its blue-chip customer base, while enabling Gresham Power Electronics to expand into rail and other industrial markets.

The acquisition is expected to be immediately accretive and includes approximately $1.2 million of net tangible assets. Relec recorded revenue of approximately $7 million and, excluding one-time discretionary items, adjusted pretax income of approximately $1.1 million for its fiscal year ended February 29, 2020. Like many other companies across the globe, the COVID-19 pandemic has put downward pressure on Relec’s financial results since March 2020, which resulted in an approximate 20% decrease in revenue for the six months ended August 31, 2020. However, based upon a strong backlog of orders and Relec’s exceptional customer relationships, the Company believes the recent decrease in revenue will be short-lived and that, beginning in 2021, Relec will be well positioned for solid, long-term financial performance.

Gresham Power Electronics and Relec will continue to operate as stand-alone businesses, though they have established a joint management committee. Peter Lappin, Managing Director and the Relec management team will remain as employees of Relec at least throughout the earnout period.

Jonathan Read, Gresham Worldwide’s CEO, stated, “This combination provides a great opportunity for Relec and Gresham Worldwide to benefit from the strengths of each organization. We are thrilled that Peter Lappin and the Relec team will bring to Gresham Worldwide the technical expertise, customer focus, quality products and commitment to outstanding service that enabled them build such a successful business.”

“Teaming these operations significantly increases the Gresham Worldwide footprint the UK and Europe while broadening its technology portfolio with high-quality power conversion and display product offerings,” said Karen Jay, Managing Director at Gresham Power Electronics Ltd “The combination of Relec with Gresham Power provides scale, technical capabilities, and technology solution offerings to drive growth in the UK and Europe.”

Peter Lappin said, “Everyone at Relec is looking forward to becoming part of the Gresham Worldwide group. Joining forces will provide Relec with additional resources to offer more value-added services to our blue-chip customer base while increasing sales coverage and market reach for our innovative supply chain partners. Working with other Gresham Worldwide companies will also create opportunities for Relec to increase sales of its innovative power and display technology solutions into defense, marine, aerospace and telecommunications markets.”

“We are very excited about the acquisition of Relec Electronics as it provides new top-line revenue, a talented team and clear synergies with Gresham Worldwide,” said Milton “Todd” Ault, III, the Company’s CEO and Chairman.

For more information on DPW and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.DPWHoldings.com or available at www.sec.gov.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW’s headquarters are located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com.

About Gresham Worldwide

Gresham Worldwide, Inc. is a provider of high-quality, ultra-reliable bespoke technology solutions for mission-critical applications in the defense, medical and telecommunications verticals. The four component companies under the leadership of CEO, Jonathan Read, are Microphase Corporation, Enertec Systems 2001 Ltd., Gresham Power Electronics Ltd. and Relec Electronics Ltd. Each has decades of experience serving global defense and technology markets. Gresham Worldwide operates with a global footprint with headquarters in Phoenix, Arizona, an office in Washington D.C. and design and operations centers in Shelton, Connecticut, Salisbury, U.K., Wareham, U.K. and Karmiel, Israel.

About Relec

Relec Electronics Ltd was established in 1978 with the aim of providing specialist power conversion and display products to support professionals in the electronics industry. Relec’s aerospace background means it consistently and meticulously delivers high performance and robust power and display solutions. Relec exerts its utmost effort to customize a product or a feature to achieve optimum performance and service delivery. Relec continues to be guided by this philosophy and currently operates in specific fields, specializing in AC-DC Power Supplies, DC-DC Converters, Displays and EMC Filters.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

Contacts:

IR@DPWHoldings.com or 1-888-753-2235